Exhibit 6

THIS WARRANT CERTIFICATE, AND THE WARRANTS EVIDENCED HEREBY, WILL BE VOID AND OF NO VALUE UNLESS EXERCISED ON OR BEFORE 5:00 P.M. (TORONTO TIME) ON NOVEMBER 30, 2018.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE APRIL 1, 2017.

The warrants evidenced by this warrant certificate may not be exercised until burcon nutrascience corporation receives shareholder approval for the warrants.

BURCON NUTRASCIENCE CORPORATION
a corporation existing under the laws of Yukon
and having its principal office at
1946 West Broadway, Vancouver, British Columbia, Canada V6J 1Z2

Certificate No. W1-2016	253,815 WARRANTS
Each warrant entitling the holder to acquire one (1) common share of Burcon NutraScience Corporation, such number of common shares subject to adjustment as set forth herein, in accordance with the terms and conditions set forth herein.

NON-TRANSFERABLE WARRANTS

THIS CERTIFIES that, for value received, LARGE SCALE INVESTMENTS LIMITED of 30th Floor, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong (the “Holder”) is the registered holder of the number of non-transferable compensation warrants (the “Warrants”) stated above. Each Warrant will entitle the Holder, subject to the terms and conditions set forth in this certificate or by a replacement certificate (in either case, this “Warrant Certificate”), to acquire from BURCON NUTRASCIENCE CORPORATION (the “Corporation”) one (1) common share of the Corporation (each, a “Share” and collectively, the “Shares”) at any time commencing on the date on which the Corporation obtains shareholder approval for the Warrants at its next annual meeting of shareholders, which is expected to be held in September 2017 (the “Shareholder Approval”) and continuing up to 5:00 p.m. (Toronto time) on November 30, 2018 (the “Time of Expiry”) on payment of $2.58 per Share (the “Exercise Price”). The number of Shares which the Holder is entitled to acquire upon exercise of the Warrants and the Exercise Price are subject to adjustment as hereinafter provided.

Section 1	Exercise of Warrant

(1)	Election to Purchase. At any time after the Shareholder Approval is obtained and prior to the Time of Expiry, the Holder may exercise all or any number of Warrants represented hereby, upon delivering to the Corporation an election to exercise substantially in the form attached hereto as Appendix A (the “Election to Exercise”), properly completed and executed, together with payment of the Exercise Price for the number of Shares specified in the Election to Exercise, at the office of the Corporation at 1946 West Broadway, Vancouver, British Columbia, Canada V6J 1Z2, or such other address in Canada as may be specified in writing by the Corporation. In the event that the Warrants evidenced by this Warrant Certificate are exercised in part, the Corporation will, contemporaneously with the issuance of the Shares issuable on the exercise of the Warrants so exercised, issue to the Holder a replacement Warrant Certificate representing the unexercised balance of the Warrants. The Warrants and the Shares issuable on the exercise of the Warrants have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or under the securities laws of any state of the United States. Accordingly, the Warrants may not be exercised in the United States or by or on behalf of a “U.S. person” (as defined in Regulation S under the U.S. Securities Act) or a person in the United States unless an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws is available.

(2)	Exercise. The Corporation will, on the date it receives a duly executed Election to Exercise and the Exercise Price for the number of Shares specified in the Election to Exercise (the “Exercise Date”), issue that number of Shares specified in the Election to Exercise as fully paid and non-assessable Shares of the Corporation.

(3)	Certificate. As promptly as practicable after the Exercise Date and, in any event, within five (5) business days of receipt of the Election to Exercise, the Corporation will issue and deliver to the Holder, registered in such name or names as the Holder may direct or if no such direction has been given, in the name of the Holder, a certificate or certificates for the number of Shares making up the Shares specified in the Election to Exercise. To the extent permitted by law, such exercise will be deemed to have been effected as of the close of business on the Exercise Date, and at such time the rights of the Holder with respect to the Warrants which have been exercised as such will cease, and the person or persons in whose name or names any certificate or certificates for Shares will then be issuable upon such exercise will be deemed to have become the holder or holders of record of the Shares represented thereby.

Section 2	Anti-Dilution Protection

(1)	Definitions. For the purposes of this Section 2, unless there is something in the subject matter or context inconsistent therewith, the words and terms defined below will have the respective meanings specified therefor in this subsection:

(a)	“Adjustment Period” means the period commencing on the date of issue of this Warrant Certificate and ending at the Time of Expiry;

(b)	“Current Market Price” of a Share at any date shall be calculated as the price per Share equal to the weighted average price at which the Shares have traded in the principal Canadian stock exchange or, if the Shares are not listed, the over-the-counter market, on which the Shares are then listed or posted for trading during the five (5) consecutive trading days (on each of which at least 500 Shares are traded in board lots) ending not more than five (5) trading days immediately prior to such date as reported by such market or exchange in which the Shares are then trading or quoted. If the Shares are not then traded in the over-the-counter market or on a recognized Canadian stock exchange, the Current Market Price of the Shares shall be the fair market value of the Shares as reasonably determined in good faith by the directors of the Corporation after consultation with a nationally or internationally recognized and independent investment dealer, investment banker or firm of chartered professional accountants.

(c)	“director” means a director of the Corporation for the time being and, unless otherwise specified herein, a reference to action “by the directors” means action by the directors of the Corporation as a board or, whenever empowered, action by the executive committee of such board; and

(d)	“trading day” with respect to a stock exchange or over-the-counter market means a day on which such stock exchange or market is open for business.

(2)	Adjustments. The Exercise Price and the number of Shares issuable to the Holder upon exercise of the Warrants will be subject to adjustment from time to time in the events and in the manner provided as follows:

(a)	Share Reorganization. If at any time during the Adjustment Period the Corporation:

(i)	issues Shares or securities exchangeable for or convertible into Shares to holders of all or substantially all of its outstanding Shares by way of stock dividend or other distribution, or

(i)	subdivides, redivides or changes its outstanding Shares into a greater number of Shares; or

(ii)	consolidates, reduces or combines its outstanding Shares into a lesser number of Shares;

(any of such events being a “Share Reorganization”), the Exercise Price will be adjusted on the earlier of the record date on which holders of Shares are determined for the purposes of the Share Reorganization and the effective date of the Share Reorganization to the amount determined by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction of which:

(A)	the numerator will be the number of Shares outstanding on such record date or effective date before giving effect to such Share Reorganization; and

(B)	the denominator will be the number of Shares which will be outstanding immediately after giving effect to such Share Reorganization (including in the case of a distribution of securities exchangeable for or convertible into Shares, the number of Shares that would be outstanding had such securities all been exchanged for or converted into Shares on such date).

From and after any adjustment of the Exercise Price pursuant to this clause 2(2)(a), the number of Shares purchasable pursuant to this Warrant Certificate shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Shares then otherwise purchasable on the exercise thereof by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment and the denominator of which shall be the Exercise Price resulting from such adjustment.

(b)	Rights Offering. If at any time during the Adjustment Period the Corporation fixes a record date for the issue or distribution of rights, options or warrants to the holders of all or substantially all of the outstanding Shares under which such holders are entitled to subscribe for or purchase Shares or securities exchangeable for or convertible into Shares at a price per Share (or having an exchange price or conversion price per Share) of less than 95% of the Current Market Price of the Shares on such record date (any of such events being a “Rights Offering”), then the Exercise Price will be adjusted effective immediately after the record date for the Rights Offering to a price determined by multiplying the Exercise Price in effect on such record date by a fraction:

(i)	the numerator of which will be the aggregate of

(A)	the number of Shares outstanding as of the record date for the Rights Offering; and

(B)	a number determined by dividing the sum of:

(I)	the product of the number of Shares (or securities exchangeable for or convertible into Shares) offered under the Rights Offering and the price at which such Shares are offered (or the exchange price or conversion price per Share), and

(II)	the product of the number of Shares, if any, issuable upon exercise of any securities exchangeable for or convertible into Shares (the “Compensation Securities”) which Compensation Securities may be issued as compensation to one or more guarantors under the Rights Offering and the exchange price or conversion price per Share of such Compensation Securities, as the case may be, by the Current Market Price of the Shares as of the record date for the Rights Offering; and

(ii)	the denominator of which will be the aggregate of the number of Shares outstanding on such record date, the number of Shares (or securities exchangeable for or convertible into Shares) offered pursuant to the Rights Offering and the number of Shares issuable on the exchange or conversion of any Compensation Securities.

Any Shares owned by or held for the account of the Corporation will be deemed not to be outstanding for the purpose of any such calculation. To the extent that such Rights Offering is not so made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.

(c)	Special Distribution. If at any time during the Adjustment Period the Corporation fixes a record date for the issue or distribution to the holders of all or substantially all of the Shares of:

(i)	securities of the Corporation including shares, rights, options or warrants to acquire shares of any class or securities exchangeable for or convertible into or exchangeable into any such shares;

(ii)	evidences of indebtedness of the Corporation; or

(iii)	any cash, property or assets of the Corporation,

and if such issue or distribution does not constitute dividends paid in the ordinary course, a Share Reorganization or a Rights Offering (any of such non-excluded events being a “Special Distribution”), the Exercise Price will be adjusted effective immediately after the record date for the Special Distribution to the amount determined by multiplying the Exercise Price in effect on the record date for the Special Distribution by a fraction:

(A)	the numerator of which will be the difference between

(I)	the amount obtained by multiplying the number of Shares outstanding on such record date and the Current Market Price of the Shares on such record date, and

(II)	the fair value, as determined by the directors of the Corporation, to the holders of the Shares of such Special Distribution, and

(B)	the denominator of which will be the product obtained by multiplying the number of Shares outstanding on such record date by the Current Market Price of the Shares on such record date.

Any Shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such computation. To the extent that such Special Distribution is not so made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.

(d)	Capital Reorganization. If at any time during the Adjustment Period there occurs:

(i)	a reclassification or redesignation of the Shares, any change of the Shares into other shares or securities or any other capital reorganization involving the Shares other than a Share Reorganization;

(ii)	a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other corporation or other entity (other than a consolidation, amalgamation, arrangement or merger which does not result in any reclassification or redesignation of the outstanding Shares or a change of the Shares into other securities); or

(iii)	a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity;

(any of such events being a “Capital Reorganization”), the Holder, where it has not exercised the right of subscription and purchase under this Warrant Certificate prior to the effective date or record date, as the case may be, of such Capital Reorganization, will be entitled to receive, and shall accept, upon exercise of the Warrant, in lieu of the number of Shares to which the Holder was theretofore entitled upon the exercise of the Warrant, the kind and aggregate number of shares, other securities cash or other property which the Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Shares to which the Holder was theretofore entitled to purchase or receive upon the exercise of the Warrant. If determined appropriate by the directors of the Corporation, acting reasonably and in good faith, appropriate adjustments will be made as a result of such Capital Reorganization in the application of the provisions of this Warrant Certificate with respect to the rights and interest thereafter of the Holder to the end that the provisions of this Warrant Certificate will thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares, other securities, cash or other property thereafter deliverable upon the exercise of the Warrant.

(e)	If and whenever at any time during the Adjustment Period, the Corporation takes any action affecting its Shares to which the foregoing provisions of this subsection 2(2), in the opinion of the directors of the Corporation, acting reasonably and in good faith, are not strictly applicable, or if strictly applicable would not fairly adjust the rights of the Holder against dilution in accordance with the intent and purposes thereof, or would otherwise materially affect the rights of the Holder hereunder, then the Corporation shall execute and deliver to the Holder an amendment hereto providing for an adjustment in the application of such provisions so as to adjust such rights as aforesaid in such a manner as the directors of the Corporation may determine to be equitable in the circumstances, acting reasonably and in good faith. The failure of the taking of action by the directors of the Corporation to so provide for any adjustment on or prior to the effective date of any action or occurrence giving rise to such state of facts will be conclusive evidence that the directors has determined that it is equitable to make no adjustment in the circumstances.

(3)	Rules. The following rules and procedures will be applicable to adjustments made pursuant to subsection 2(2) of this Warrant Certificate.

(a)	Subject to the following provisions of this subsection 2(3), any adjustment made pursuant to subsection 2(2) hereof will be made successively whenever an event referred to therein will occur.

(b)	No adjustment in the Exercise Price will be required unless the adjustment would result in a change of at least one per cent in the Exercise Price then in effect and no adjustment will be made in the number of Shares purchasable or issuable on the exercise of the Warrants, if applicable, unless it would result in a change of at least one one-hundredth of a Share; provided, however, that any adjustments which except for the provisions of this clause 2(3)(b) would otherwise have been required to be made will be carried forward and taken into account in any subsequent adjustment.

(c)	No adjustment in the Exercise Price or in the number of Shares purchasable on the exercise of the Warrants, if applicable, will be made in respect of any event described in subsection 2(2) hereof if the Holder is entitled to participate in such event on the same terms mutatis mutandis as if the Holder had exercised the Warrants prior to or on the record date or effective date, as the case may be, of such event.

(d)	No adjustment in the Exercise Price shall be made pursuant to subsection 2(2) in respect of the issue from time to time:

(i)	of Shares purchasable on exercise of the Warrants represented by this Warrant Certificate;

(ii)	of dividends paid in the ordinary course of Shares to holders of Shares who exercise an option or election to receive substantially equivalent dividends in Shares in lieu of receiving a cash dividend pursuant to a dividend reinvestment plan or similar plan adopted by the Corporation in accordance with the requirements of the principal Canadian stock exchange or over-the-counter market on which the Shares are then listed or quoted for trading and applicable securities laws; or

(iii)	of Shares pursuant to any stock option, stock option plan, stock purchase plan or benefit plan in force at the date hereof for directors, officers, employees, advisers or consultants of the Corporation, as such option or plan is amended or superseded from time to time in accordance with the requirements of the principal Canadian stock exchange or over-the-counter market on which the Shares are then listed or quoted for trading and applicable securities laws, and such other stock option, stock option plan, stock purchase plan or benefit plan as may be adopted by the Corporation in accordance with the requirements of the principal Canadian stock exchange or over-the-counter market on which the Shares are then listed or quoted for trading and applicable securities laws;

and any such issue shall be deemed not to be a Share Reorganization or Capital Reorganization.

(e)	If the Corporation sets a record date to determine holders of Shares for the purpose of entitling such holders to receive any dividend or distribution or any subscription or purchase rights and will thereafter and before the distribution to such holders of any such dividend, distribution or subscription or purchase rights legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, no adjustment in the Exercise Price or the number of Shares purchasable upon the exercise of the Warrants will be required by reason of the setting of such record date.

(f)	In any case in which this Warrant Certificate requires that an adjustment become effective immediately after a record date for an event referred to in subsection 2(2) hereof, the Corporation may defer, until the occurrence of such event:

(i)	issuing to the Holder, to the extent that the Warrants are exercised after such record date and before the occurrence of such event, the additional Shares issuable upon such exercise by reason of the adjustment required by such event; if applicable, and

(ii)	delivering to the Holder any distribution declared with respect to such additional Shares after such record date and before such event;

provided, however, that the Corporation delivers to the Holder an appropriate instrument evidencing the right of the Holder, upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price or the number of Shares purchasable upon the exercise of the Warrant, if applicable.

(g)	If a dispute arises at any time with respect to any adjustment of the Exercise Price or the number of Shares purchasable pursuant to this Warrant Certificate, if applicable, such dispute will be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act by such other firm of independent chartered accountants as may be selected by the directors, acting reasonably.

(h)	Adjustments to the Exercise Price or the number of Shares purchasable pursuant to this Warrant Certificate, if applicable, may be subject to the prior approval of the Toronto Stock Exchange.

(4)	Taking of Actions. As a condition precedent to the taking of any action which would require an adjustment pursuant to subsection 2(2) hereof, the Corporation will take any action which may, in the opinion of the Corporation’s legal counsel, be necessary in order that the Corporation may validly and legally issue as fully paid and non-assessable shares all of the Shares or other securities which the Holder is entitled to receive in accordance with the provisions of this Warrant Certificate.

(5)	Notice. At least ten (10) business days prior to the effective date or record date, as the case may be, of any event which requires or might require adjustment in any of the subscription rights of the Holder pursuant to this Warrant Certificate, including the Exercise Price and the number of Shares which are purchasable upon the exercise thereof, if applicable, or such longer period of notice as the Corporation shall be required to provide holders of Shares in respect of any such event, the Corporation shall notify the Holder in the manner as agreed by the Holder of the particulars of such event and, if determinable, the required adjustment and the computation of such adjustment. In case any adjustment for which such notice has been given is not then determinable, the Corporation shall promptly after such adjustment is determinable notify the Holder of the adjustment and the computation of such adjustment.

(6)	Register. The Corporation shall maintain a register of holders in which shall be entered the name(s) and address(es) of the holders of the Warrants and of the number of Warrants held by them. Such register shall be open at all reasonable times for inspection by the Holder. The Corporation shall notify the Holder forthwith of any change of address of the principal office of the Corporation.

Section 3	Covenants and Representations

The Corporation hereby represents and warrants that it is authorized to create and issue the Warrants and covenants and agrees that it will cause the Shares from time to time subscribed for and purchased in the manner provided in this Warrant Certificate and the certificate representing such Shares to be issued and that, at all times prior to the Time of Expiry, it will reserve and there will remain unissued a sufficient number of Shares to satisfy the right of purchase provided for in this Warrant Certificate. The Corporation hereby further covenants and agrees that it will at its expense expeditiously use its best efforts to obtain the listing of such Shares (subject to issue or notice of issue) on each stock exchange or over-the-counter market on which the Shares may be listed from time to time. All Shares which are issued upon the exercise of the right of purchase provided in this Warrant Certificate, upon payment therefor of the amount at which such Shares may be purchased pursuant to the provisions of this Warrant Certificate, shall be and be deemed to be fully paid and non-assessable shares and free from all taxes, liens and charges with respect to the issue thereof. The Corporation hereby represents and warrants that this Warrant Certificate is a valid and enforceable obligation of the Corporation, enforceable in accordance with the provisions of this Warrant Certificate.

Section 4	Shareholder Approval

The Holder of this Warrant Certificate will not have any rights to acquire Shares, and the Warrants will be of no value or effect unless and until the Corporation receives the Shareholder Approval.

Section 5	Time of Expiry

The Warrants will expire and all rights to purchase Shares hereunder will cease and become null and void at 5:00 p.m. (Toronto time) at and after the Time of Expiry. At and after the Time of Expiry, the Holder of this Warrant Certificate will not have any further rights to acquire Shares, and the Warrants will be of no value or effect.

Section 6	No Fractional Common Shares

The Corporation will not be required to issue fractional Shares in satisfaction of its obligations hereunder. If any fractional interest in a Share would be deliverable upon the exercise of a Warrant, the Corporation will, in lieu of delivering the fractional Share, satisfy the right to receive such fractional interest by payment to the Holder of an amount in cash equal (computed in the case of a fraction of a cent to the next lower cent) to the value of the right to acquire such fractional interest on the basis of the Current Market Price of the Shares on the date of exercise as calculated in accordance with the provisions of Section 2 hereof.

Section 7	Transfer of Warrants

These Warrants are non-transferable and non-assignable by the Holder.

Section 8	Replacement

Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant Certificate and, if requested by the Corporation, upon delivery of a bond of indemnity satisfactory to the Corporation (or, in the case of mutilation, upon surrender of this Warrant Certificate), the Corporation will issue to the Holder a replacement certificate (containing the same terms and conditions as this Warrant Certificate).

Section 9	Shareholder Status

The holding of the Warrants evidenced by this Warrant Certificate will not constitute the Holder a shareholder of the Corporation or entitle the Holder to any right or interest in respect thereof except as expressly provided in this Warrant Certificate.

Section 10	Successors

This Warrant Certificate will enure to the benefit of and will be binding upon the Holder and the Corporation and their respective successors.

Section 11	Governing Law

This Warrant Certificate will be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and will be treated in all respects as a British Columbia contract.

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IN WITNESS WHEREOF this Warrant Certificate has been executed on behalf of Burcon NutraScience Corporation as of the 30th day of November, 2016.

BURCON NUTRASCIENCE CORPORATION

Dated: December 6, 2016	By:	(signed)
Authorized Signing Officer

APPENDIX A
ELECTION TO EXERCISE

TO:	Burcon NutraScience Corporation 1946 West Broadway Vancouver, British Columbia, Canada V6J 1Z2

Terms used herein but not otherwise defined have the meanings ascribed thereto in the attached Warrant Certificate.

The undersigned registered Holder of the attached Warrant Certificate, hereby:

(a)	subscribes for _________________ Shares at a price of $2.58 per Share (or such adjusted price which may be in effect under the provisions of the Warrant Certificate), for a total payment of $___________________, and in payment of the exercise price encloses a certified cheque, bank draft or money order, or has forwarded by wire transfer, in lawful money of Canada payable to the order of Burcon NutraScience Corporation or its successor corporation; and

(b)	delivers herewith the above-mentioned Warrant Certificate entitling the undersigned to subscribe for the above-mentioned number of Shares,

in each case in accordance with the terms and conditions set out in the attached Warrant Certificate.

The undersigned hereby represents, warrants and certifies that the undersigned (i) at the time of exercise of the Warrants is not a U.S. person or in the United States, (ii) is not acquiring any of the Shares issuable upon exercise of the Warrants for the account or benefit of a U.S. person or a person in the United States and (iii) did not execute or deliver this Election to Exercise form in the United States. For purposes hereof, “United States” and “U.S. person” shall have the meanings given to such terms in Regulation S under the United States Securities Act of 1933, as amended.

The undersigned hereby directs that the Shares issuable to the undersigned upon exercise of the Warrants be registered as follows:

Name(s) in full	Address(es) (including Postal Code)	Number of Compensation Shares

Total:

DATED this ________ day of ___________, 20__.

(Signature of Subscriber)

(Print Name of Subscriber)

(Address of Subscriber in full)

The certificates for the Shares will be mailed by pre-paid courier to the address appearing in this Election to Exercise.